Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

WP Prism Inc.

Rochester, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 2012, relating to the financial statements and schedule of ISTA Pharmaceuticals, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, CA

March 22, 2013